410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Delivers Strongest Annual Financial Results in History,
Bolstered by Solid Fourth Quarter Performance

CHICAGO-(October 9, 2025) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2025.

	Fourth Quarter			Year to Date
(in thousands, except per share amounts)	Ended July 31,			Ended July 31,
	2025	2024	Change	2025	2024	Change
Consolidated Results
Net Sales	$125,212	$113,702	10%	$485,572	$437,587	11%
Operating Income *	$15,644	$12,892	21%	$68,220	$51,645	32%
Net Income	$13,055	$8,525	53%	$53,996	$39,426	37%
EBITDA †	$21,358	$18,249	17%	$89,989	$69,863	29%
Diluted EPS - Common ‡	$0.89	$0.59	51%	$3.70	$2.72	36%
Business to Business
Net Sales	$48,087	$38,880	24%	$182,596	$150,471	21%
Segment Operating Income	$14,982	$12,876	16%	$59,796	$45,589	31%
Retail and Wholesale
Net Sales	$77,125	$74,822	3%	$302,976	$287,116	6%
Segment Operating Income	$9,723	$9,724	—%	$44,137	$43,804	1%
* Includes unallocated corporate expenses.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
‡ Prior year per share figures have been updated to reflect the 2-for-1 stock-split in January 2025.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “We closed the fourth quarter and fiscal year 2025 with record results and a very strong balance sheet, underscoring our commitment to long-term financial strength and disciplined capital allocation. Our data-driven approach to making decisions, a term we coined “Miney ball,” allowed us to grow our top and bottom lines across our entire business for both periods, when compared to the prior year. Throughout fiscal year 2025, we made strategic investments in our manufacturing facilities, increased our dividend, and substantially reduced our debt, all while growing our cash reserves to over $50 million. As we enter fiscal year 2026, the first six months will be measured against a particularly strong first half of fiscal year 2025, creating challenging comparisons. However, we remain confident in our ability to build on our past success and continue to deliver growth of our diverse product portfolio.”

Full Year Results
Consolidated net sales for fiscal year 2025 reached an all-time high of $485.6 million, or an 11% gain over the prior year. This increase reflects 8% organic growth, supplemented by a 3% boost from the acquisition of our subsidiary, Ultra Pet Company, Inc., reflecting both internal momentum and strategic expansion. Overall sales performance benefited from the combination of increased volumes, higher prices, and improved product mix. Record sales were achieved in both the Business to Business (“B2B”) and Retail & Wholesale (“R&W”) Product Groups. All B2B principal products generated unprecedented annual revenues, led by a 19% increase from fluids purification products, a 32% boost from agricultural carriers, and a 15% gain from animal health offerings, compared to last year. Within the R&W operating segment, domestic cat litter, industrial & sports, and co-packaged cat litter businesses each reported historic high sales results with growth of 6%, 4%, and 5%, respectively, over the prior year.

Annual consolidated gross profit was a record $143.1 million, an increase of 14% over the last year, with margin expansion to 29.5% in fiscal year 2025 from 28.6% in fiscal year 2024. Domestic cost of goods sold per ton increased by 5% compared to the prior year, driven by a product mix which resulted in higher material and freight costs, partially offset by lower packaging costs.

Selling, general and administrative (“SG&A”) expenses rose 2% to $74.9 million in fiscal 2025, compared to $73.4 million last year. These slightly elevated costs were primarily driven by higher SG&A expenses within the operating segments, partially offset by lower unallocated acquisition-related costs compared to fiscal 2024.

Fiscal year 2025’s consolidated operating income reached a record high of $68.2 million, reflecting a $16.6 million, or 32% increase, over the prior year. Higher sales more than offset elevated cost of goods sold and SG&A expenses.

Total other expense, net was $2.0 million for fiscal year 2025 and flat compared to last year.

Income tax expense for fiscal year 2025 was $12.2 million compared to $10.2 million in the same period last year. This increase was driven by higher pre-tax income partially offset by a lower effective tax rate.

Annual consolidated net income hit a historic high of $54.0 million in fiscal 2025, or a 37% increase over the prior year. EBITDA increased by 29% to $90 million, underscoring Oil-Dri's strong operating momentum and disciplined execution.

Cash and cash equivalents grew from $23.5 million at the end of fiscal year 2024 to $50.5 million as of July 31, 2025. The increase was driven by higher net income. This unprecedented level of cash generation was achieved after accounting for $32.6 million in capital expenditures, the repayment of $11.0 million in debt, and the distribution of $8.4 million in dividends to shareholders during fiscal 2025.

Fourth Quarter Results
Consolidated Results
Consolidated net sales for the fourth quarter of fiscal 2025 reached $125.2 million, or a 10% gain over the same period in the prior year. This marks the 17th consecutive quarter of year-over-year sales growth and a record for the fourth quarter. Revenues increased for both the B2B and R&W Products Groups, primarily due to elevated volumes and, to a lesser extent, higher prices. All principal products delivered increased sales, led by significant contributions from the agricultural, fluids purification, and domestic clay cat litter businesses.

Consolidated gross profit reached $34.8 million, representing an all-time high for the fourth quarter and a 5% gain over the prior year. This marks the 14th consecutive quarter of year-over-year gross profit growth. Gross margins were 27.8% in the fourth quarter of fiscal year 2025 compared to 29.0% in the same period in fiscal year 2024. Domestic cost of goods sold per ton increased by 3% compared to last year, driven by higher material costs, partially offset by lower freight and packaging costs.

Selling, general and administrative expenses were $19.2 million during the fourth quarter of fiscal 2025 compared to $20.1 million for the same period last year. This $900,000, or 5%, decrease resulted primarily from lower advertising costs.

Consolidated operating income increased to $15.6 million, or by 21%, in the fourth quarter of fiscal year 2025 compared to last year. Improved sales combined with lower SG&A expenses drove this notable increase.

Total other expense, net was $150,000 for the three months ending July 31, 2025, compared to $900,000 in the same period last year. This decrease was due to lower interest expense resulting from the repayment of debt, coupled with higher interest income and foreign currency gains.

During the fourth quarter of fiscal 2025, income tax expense was $2.4 million compared to $3.5 million in the prior year. A lower estimated annual tax rate, partially offset by higher pre-tax income, resulted in this reduction.

Consolidated net income for the fourth quarter of fiscal year 2025 was $13.0 million versus $8.5 million in the same period last year, reflecting a 53% increase and a record high for the fourth quarter. EBITDA increased by 17% to $21.4 million, illustrating the Company’s strong operational performance.

Product Group Review
The B2B Products Group’s fourth quarter of fiscal year 2025 revenues were $48.1 million, or 24% greater than the prior year. This strong growth was primarily due to elevated demand for agricultural and fluids purification products, and to a lesser extent for animal health offerings. During the fourth quarter of fiscal 2025, revenues from the Company’s agricultural business reach an all-time high of $11.9 million, or 104% greater than last year. Normalized purchasing patterns by existing customers and the addition of a new key customer drove this growth. Sales of fluids purification products remained strong and reached $27.7 million, representing an 11% increase compared to the prior year. These revenue gains are primarily attributed to increased demand for products used in the filtration of edible oil and renewable diesel and, to a lesser extent, to higher prices. Amlan International, the Company’s animal health business, boosted its sales to a record $8.4 million during the fourth quarter of fiscal year 2025, representing a 5% improvement over the same period in fiscal year 2024. Higher international sales volumes fueled this growth.

Fourth quarter of fiscal year 2025 SG&A costs within the B2B Products Group increased by $400,000, or 12%, compared to the same period last year. This increase was primarily driven by elevated research and development costs and by a foreign value-added tax (“VAT”) assessment.

Operating income for the B2B Products Group was $15.0 million in the fourth quarter of fiscal year 2025 compared to $12.9 million in the same period of fiscal year 2024, reflecting an increase of 16%. This notable growth can be attributed to higher sales within the operating segment.

The R&W Products Group’s fourth quarter revenues reached $77.1 million, a 3% gain over the prior year. This was primarily driven by an increase in demand for domestic cat litter and industrial products. Total domestic cat litter revenues, excluding the Company’s co-packaged coarse cat litter business, were $57.5 million, or 2% greater than the prior year. This topline growth resulted from elevated volumes of coarse and lightweight cat litter products. The lightweight cat litter segment expanded and surpassed the growth of the cat litter category as a whole for the 13-week and 52-week periods ending August 9, 20251, a trend that the Company views as a key driver for the advancement of its branded and private label lightweight litter items. However, competitors continued to increase their promotional activity during the three month period ending July 31, 2025 which Oil-Dri believes tempered its clay-based litter sales. During the fourth quarter of fiscal 2025, revenues of co-packaged coarse cat litter increased by 9% versus last year, primarily driven by higher prices. Domestic industrial and sports products sales reached $11.3 million in the fourth quarter of fiscal 2025, or 6% higher than the same period in the prior year. This increase was driven by both the net effect of higher pricing to offset elevated costs and new distribution at a national retailer. The Company’s Canadian subsidiary reported 4% higher sales due to increased revenues from cat litter products.

During the fourth quarter of fiscal 2025, SG&A expenses within the R&W Products Group decreased by $560,000, or 8% less than the prior year. This decrease primarily resulted from a reduction in advertising expenses.

Operating income for the R&W Products Group was $9.7 million in the fourth quarter of fiscal year 2025 or flat compared to the prior year. Higher sales were offset by increased operating costs.

The Company will host its fourth quarter of fiscal year 2025 earnings discussion via a live webcast on Friday, October 10, 2025 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.
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“Oil-Dri”, “Amlan”, and “Ultra” are registered trademarks of Oil-Dri Corporation of America and its subsidiaries.

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week and 52-week periods ending August 9, , 2025, for the U.S. xAOC+Pet Supers market. Copyright © 2025 NielsenIQ.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts, assumptions and projections about future events, our future performance, the future of our business, our plans and strategies, projections, anticipated trends, the economy and other future developments and their potential effects on us. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and variations of such words and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements, including, but not limited to, those described in our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), we provide certain non-GAAP financial measures in this press release as supplemental financial metrics. In particular, EBITDA is a non-GAAP financial measure provided herein. We provide a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

The non-GAAP financial measures we use may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared and reported in accordance with GAAP. We believe that certain non-GAAP measures may be helpful to investors and others in understanding and evaluating our operating results, and we urge investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included in this release, and not to rely on any single financial measure to evaluate our business.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Fourth Quarter Ended July 31,
	2025	% of Sales	2024	% of Sales
Net Sales	$125,212	100.0%	$113,702	100.0%
Cost of Goods Sold	(90,379)	(72.2)%	(80,678)	(71.0)%
Gross Profit	34,833	27.8%	33,024	29.0%
Selling, General and Administrative Expenses	(19,189)	(15.3)%	(20,132)	(17.7)%
Operating Income	15,644	12.5%	12,892	11.3%
Other Expense, Net	(143)	(0.1)%	(891)	(0.8)%
Income Before Income Taxes	15,501	12.4%	12,001	10.6%
Income Taxes Expense	(2,446)	(2.0)%	(3,476)	(3.1)%
Net Income	13,055	10.4%	8,525	7.5%

Net Income Per Share: Basic Common	$0.96		$0.63
Basic Class B	$0.72		$0.48
Diluted Common	$0.89		$0.59
Diluted Class B	$0.72		$0.48
Avg Shares Outstanding: Basic Common	9,911		9,836
Basic Class B	4,002		3,960
Diluted Common	13,913		13,796
Diluted Class B	4,002		3,960

Note all prior period share and per-share data has been updated to reflect the 2-for-1 stock-split in January 2025.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Twelve Months Ended July 31,
	2025	% of Sales	2024	% of Sales
Net Sales	$485,572	100.0%	$437,587	100.0%
Cost of Goods Sold	(342,489)	(70.5)%	(312,493)	(71.4)%
Gross Profit	143,083	29.5%	125,094	28.6%
Selling, General and Administrative Expenses	(74,863)	(15.4)%	(73,449)	(16.8)%
Operating Income	68,220	14.0%	51,645	11.8%
Other Expense, Net	(2,009)	(0.4)%	(1,994)	(0.5)%
Income Before Income Taxes	66,211	13.6%	49,651	11.3%
Income Taxes Expense	(12,215)	(2.5)%	(10,225)	(2.3)%
Net Income	53,996	11.1%	39,426	9.0%

Net Income Per Share: Basic Common	$3.99		$2.92
Basic Class B	$3.00		$2.20
Diluted Common	$3.70		$2.72
Diluted Class B	$3.00		$2.20
Avg Shares Outstanding: Basic Common	9,889		9,771
Basic Class B	3,994		3,952
Diluted Common	13,883		13,723
Diluted Class B	3,994		3,952

Note all prior period share and per-share data has been updated to reflect the 2-for-1 stock-split in January 2025.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of July 31,	As of July 31,
	2025	2024
Current Assets
Cash and Cash Equivalents	$50,458	$23,481
Accounts Receivable, Net	69,370	62,171
Inventories, Net	51,594	54,236
Prepaid Expenses and Other Assets	5,961	7,270
Total Current Assets	177,383	147,158
Property, Plant and Equipment, Net	149,704	137,796
Other Assets	64,590	69,651
Total Assets	$391,677	$354,605

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	16,808	15,009
Dividends Payable	2,444	2,096
Other Current Liabilities	48,935	48,572
Total Current Liabilities	69,187	66,677
Noncurrent Liabilities
Long-term debt	38,817	49,774
Other Noncurrent Liabilities	24,613	27,566
Total Noncurrent Liabilities	63,430	77,340
Stockholders' Equity	259,060	210,588
Total Liabilities and Stockholders' Equity	$391,677	$354,605

Book Value Per Share Outstanding	$18.66	$15.35

Note all prior period share and per-share data has been updated to reflect the 2-for-1 stock-split in January 2025.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Twelve Months Ended
	July 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$53,996	$39,426
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	22,042	19,281
(Increase) Decrease in Accounts Receivable	(7,789)	1,453
Decrease (Increase) in Inventories	2,336	(4,682)
Decrease (Increase) in Prepaid Expenses	191	(2,431)
Increase (Decrease) in Accounts Payable	926	(2,794)
Increase in Accrued Expenses	2,384	2,449
Other	6,097	7,611
Total Adjustments	26,187	20,887
Net Cash Provided by Operating Activities	80,183	60,313

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(32,562)	(32,000)
Acquisition of Business	(115)	(44,298)
Proceeds from sale of property, plant and equipment	151	182
Net Cash Used in Investing Activities	(32,526)	(76,116)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	20,000
Payment of Debt Issuance costs	—	(90)
Payments on Revolving Credit Facility	(11,000)	(1,000)
Dividends Paid	(8,395)	(7,806)
Purchases of Treasury Stock	(2,349)	(2,778)
Net Cash (Used In) Provided by Financing Activities	(21,744)	8,326

Effect of exchange rate changes on Cash and Cash Equivalents	64	204

Net Increase (Decrease) in Cash and Cash Equivalents	25,977	(7,273)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	24,481	31,754
Cash, Cash Equivalents and Restricted Cash, End of Period	$50,458	$24,481

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Fourth Quarter		Year to Date
	Ended July 31,		Ended July 31,
	2025	2024	2025	2024
GAAP: Net Income	$13,055	$8,525	$53,996	$39,426
Depreciation and Amortization	$5,651	$5,662	$22,042	$19,281
Interest Expense	$546	$702	$2,434	$1,804
Interest Income	$(340)	$(116)	$(698)	$(873)
Income Tax Expense	$2,446	$3,476	$12,215	$10,225
EBITDA	$21,358	$18,249	$89,989	$69,863